Exhibit 99.1

Contacts:	Manny Villafaña
Chairman & CEO,
John L. Babitt
President & COO
CABG Medical, Inc.
PHONE (763) 258 8005
FAX (763) 258 8008

FOR IMMEDIATE RELEASE

CABG MEDICAL ANNOUNCES 2004 RESULTS

Minneapolis, March 2, 2005—CABG Medical, Inc. (NASDAQ: CABG), the developer of an innovative drug-eluting graft for coronary artery bypass surgery, today reported results for the year ended 2004. Revenue for the year ended 2004 was $21,000 compared to no revenue for 2003. Net loss for the year ended 2004 was $3.5 million, or $0.34 per share, compared to $1.5 million, or $0.17 per share, for the year ended 2003.

     Manny Villafaña, Chairman and Chief Executive Officer of CABG Medical, commented, “We are proud to report that 2004 was a year of tremendous excitement and accomplishment for all associated with our organization. We advanced from a development program to an entity prepared to begin human clinical trials. We initiated the training of our international distribution network, which in turn has helped us identify highly qualified medical professionals to execute our clinical trials.”

     “In addition, in 2004 we solidified our financial condition through an initial public offering, recruited an outstanding Board of Directors and strengthened our Scientific Advisory Board,” said Mr. Villafaña. “In November 2004, surgeons in Brisbane, Australia, implanted the first Holly Graft System in a human. Eight days later the patient went home for Christmas with his family and continues to experience life symptom free.”

     “Looking ahead to 2005, we expect to initiate our clinical trials in Australia and in Europe, with leading centers in Germany and Spain. In the second half of 2005 we believe we will be able to present the first initial follow-up results from our international human clinical sites and initiate human cases in the United States,” concluded Mr. Villafaña.

About CABG Medical

     CABG Medical, Inc. is a medical device company developing drug-eluting technologies and therapies to improve the treatment of coronary heart disease, or CHD, by advancing conventional bypass surgery. We have designed our first product, the Holly Graft System, by leveraging our understanding of flow dynamics, material sciences and drug combinations to create a drug-eluting coronary graft system.

Safe Harbor

     Certain statements in this release that are not historical facts, including, without limitation, those relating to our expectation regarding the commencement of clinical trials in 2005 in Australia and Europe, our expectation regarding the initiation of human cases in the United States in 2005, and our anticipation that we will be able to present in 2005 the first follow-up results from such clinical trials, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in such forward-looking statements based on a number of factors including, without limitation, our need to obtain regulatory approval in each relevant jurisdiction prior to the initiation of any clinical trials or human cases in such jurisdiction, the selection of clinical sites, the completion of such trials and cases, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

CABG Medical, Inc.

Statements of Operations

	Three months ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
	(In thousands, except share and per share amounts)
Revenue	$—	$21	$—	$21
Expenses:
Research and development	421	1,007	1,153	2,647
Marketing, general and administrative	168	400	405	996

Total	589	1,407	1,558	3,643
Interest income	6	46	16	71

Net loss	$(583)	$(1,340)	$(1,542)	$(3,551)

Basic and diluted net loss per share	$(0.06)	$(0.11)	$(0.17)	$(0.34)

Weighted average shares outstanding — basic and diluted	9,352,294	11,773,524	8,967,308	10,298,639

CABG Medical, Inc.

Balance Sheets

	December 31,
	2003	2004
	(In thousands)
Assets
Current assets:
Cash and short term investments	$1,737	$28,936
Other current assets	30	291

Total current assets	1,767	29,227
Property and equipment, net	74	199

Total assets	$1,841	$29,426

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$74	$841
Accrued liabilities	84	19

Total current liabilities	158	860
Total stockholders’ equity	1,683	28,566

Total liabilities and stockholders’ equity	$1,841	$29,426

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